UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

FIDELITY & GUARANTY LIFE
(Exact name of registrant as specified in its charter)

Delaware	001-36227	46-3489149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Ruan Center 601 Locust Street, 14th Floor Des Moines, IA		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (800) 445-6758
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) Departure of Directors.

On March 18, 2015, Mr. Phillip J. Gass and Mr. Kostas Cheliotis resigned their positions as Chairman and director and director, respectively, of Fidelity & Guaranty Life and its subsidiaries (together, the “Company”) and all committees thereof. Mr. Gass and Mr. Cheliotis resigned their positions to pursue other endeavors and not as a result of any disagreement with the Company.

On March 19, 2015, Mr. Joseph S. Steinberg was appointed as the Chairman of the Company’s board of directors and a member of the Company’s Compensation Committee, and Mr. Omar Asali was appointed as the Chairman of the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Steinberg joined the Company’s board of directors earlier this year and is also, among other things, the Chairman of the board of directors of Leucadia National Corporation and HRG Group, Inc. Mr. Asali has been a director of the Company since 2011 and is also, among other things, the Chief Executive Officer, President and a director of HRG Group, Inc. Interested parties may read Mr. Steinberg’s and Mr. Asali’s biographies by referring to the Company’s website, which may be accessed at http://home.fglife.com/investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDELITY & GUARANTY LIFE

/s/ Eric L. Marhoun
Name: Eric L. Marhoun
Title: Executive Vice President, General Counsel and Secretary

Dated: March 20, 2015